As Filed with the Securities and Exchange Commission on April 23, 1998
                                                   Registration  No. 333-44305
                                                                     ---------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                AMENDMENT NO. 2

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                            PEASE OIL AND GAS COMPANY
                 ----------------------------------------------
                (Name of registrant as specified in its charter)

                                     Nevada
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   87-0285520
                       ----------------------------------
                      (I.R.S. Employer Identification No.)
                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917
                --------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              Willard H. Pease, Jr.
                          751 Horizon Court, Suite 203
                                 P.O. Box 60219
                       Grand Junction, Colorado 81506-8758
                                 (970) 245-5917
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

              -----------------------------------------------------
                                 With Copies to:
                              Alan W. Peryam, Esq.
                               Alan W. Peryam, LLC
                         1120 Lincoln Street, Suite 1000
                             Denver, Colorado 80203
                                 (303) 866-0900
              -----------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                    Proposed Maximum       Proposed Maximum       Amount of
Title of Each Class of                     Amount to be              Offering Price           Aggregate         Registration
Securities To Be Registered(3)              Registered                 Per Share            Offering Price          Fee
-----------------------------            ----------------         ---------------------    ----------------     ------------
Common Stock .......................     9,935,043 Shares(1)          $1.03125 (2)         $10,245,513.09(2)       $3,022.43
Comm Stock Underlying Warrants .....       323,800 Shares(3)          $1.75    (2)         $   566,650.00          $  167.16
                                         ---------                                          ---------------         --------
Total .............................     10,258,843                        XXXX             $10,812,163.09          $3,189.59(4)
================================================================================================================================

     (1) Includes 7,749,265 shares of Common Stock currently issuable upon conversion of outstanding Series B 5% PIK Cumulative Convertible Preferred Stock ("Series B Preferred") and up to 2,185,778 shares of Common Stock which would be issuable upon conversion of Series B Preferred which may be issued as payment in kind ("PIK") dividends on Series B Preferred. The conversion price for the Series B Preferred is equal to the lowest reported sales price for the Registrant's Common Stock during the five trading days prior to conversion, reduced by a discount which increases to 25% for conversions after 360 days from the effective date of this registration. For purposes of determining the number of shares to be registered, Registrant has assumed a conversion price of $0.73125 (determined by reducing $0.975, the average of the lowest sales prices for the five trading days ended April 3, 1998 by a discount of 25%, the maximum possible discount.).

     (2) The registration fee was calculated in accordance with Rule 457 (c) and (g)(3) and is based on the average of the high and low prices of Registrant's Common Stock, as reported on the NASDAQ Small-Cap Market on April 3, 1998 for shares underlying the Series B Preferred Stock and the exercise price for shares underlying warrants.

     (3) Shares issuable upon exercise of outstanding warrants held by five persons at $1.75 per share.

     (4) Amendment No. 2 increases the aggregate offering price by $232,731.25, requiring additional registration fees of $68.65 paid with this filing.

     (5) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of changes in the conversion price or the anti-dilution provisions of the Series B Preferred or as a result of any future stock split or stock dividend.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      (ii)



                            PEASE OIL AND GAS COMPANY
                               REOFFER PROSPECTUS
                              CROSS REFERENCE SHEET

      Location in Prospectus of Information Required by Part I of Form S-3.


Item          Heading                                           Caption in Prospectus
----          -------                                           ----------------------

1.            Forepart of the Registration Statement and Out-   Outside Front Cover Page of Prospectus
              side Front Cover of Prospectus
2.            Inside Front and Outside Back Cover Pages         Available Information; Certain Documents
               of Prospectus                                    Incorporated by Reference; Table of Contents;
                                                                Back Cover Page
3.            Summary Information, Risk Factors                 Front Cover Page of Prospectus; Prospectus Sum-
                                                                mary; Risk Factors
4.            Use of Proceeds                                   Use of Proceeds
5.            Determination of Offering Price                   Not Applicable
6.            Dilution                                          Not Applicable
7.            Selling Security Holders                          Selling Securityholders
8.            Plan of Distribution                              Plan of Distribution
9.            Description of Securities to be Registered        Description of Securities
10.           Interest of Named Experts and Counsel             Legal Matters; Experts
11.           Material Changes                                  Not Applicable
12.           Incorporation of Certain Information by           Incorporation of Certain Documents by Reference
              Reference
13.           Disclosure of Commission Position on              Certain Provisions of the Articles of Incorporation
               Indemnification for Securities Act Liabilities   and Bylaws


                                      (iii)

                                      SUBJECT TO COMPLETION DATED APRIL 23, 1998



PROSPECTUS



                            PEASE OIL AND GAS COMPANY

                        10,258,843 Shares of Common Stock



     This Prospectus relates to the resale by the holders (the "Selling Securityholders") named herein of up to 10,258,843 shares (the "Shares") of $0.10 par value Common Stock ("Common Stock") of which 7,749,265 shares are issuable upon conversion of Series B 5% PIK Cumulative Convertible Preferred Stock ("Series B Preferred") outstanding on the date of this Prospectus, 323,800 are issuable upon exercise of outstanding warrants (the "Warrants") and the balance of 2,185,778 are issuable upon conversion of shares of Series B Preferred which may be issued from time to time as payment in kind ("PIK") dividends on Series B Preferred. The number of shares which may be resold using this Prospectus may be increased or decreased, based on the Conversion Price of the Series B Preferred in effect at the time of conversion. See "Description of Securities-Series B Preferred."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security holders, nor any proceeds from the conversion of the Series B Preferred. Proceeds to the Company from exercise of the Warrants, if any, will be used for corporate purposes.

     For information concerning certain factors which should be considered by purchasers of the Common Stock offered hereby, see "Risk Factors."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
        EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The offer and sale of the Shares will be made in accordance with the plan of distribution described in the Prospectus. See "Plan of Distribution." The Company will pay all expenses of this offering (the "Offering"), other than selling commissions to, or expenses of, brokers or dealers or underwriters, if any, retained by the Selling Security holders, which commissions and expenses will be paid by the Selling Securityholders.

     If any agent of any Selling Securityholder or an underwriter or a dealer is involved in the sale of the Shares in respect of which the Prospectus is being delivered, the net proceeds to the Selling Securityholders from sale will be the purchase price of such Shares less such commission in the case of an agent, the purchase price of such Shares in the case of an underwriter or dealer, and less, in each case, other attributable issuance expenses. The aggregate proceeds to the Selling Securityholders from all the Shares will be the purchase price of Shares sold less the aggregate of agents' commissions and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents and dealers.




                  The date of this Prospectus is April __, 1998

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities
Act") on Form S-3 with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference.

     (a) Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Annual Report on Form 10-KSB");
     (b) Proxy Statement, dated April 30, 1997 for the Annual Meeting of Shareholders of the Company held May 31, 1997 (the "Proxy Statement");
     (c)  Current Report on Form 8-K/A dated January 13, 1998;
     (d)  Current Report on Form 8-K dated March 9, 1998;
     (e) The description of the Company's shares of Common Stock, $0.10 par value, contained in the Company's Registration Statement No. 33-94536 on Form SB-2, filed under the Securities Act, and any further amendment or any report filed under the Exchange Act for the purpose of updating such description; and
     (f) All documents filed after the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering.

     Any statement  contained in the  documents  referenced in items (a) through
(f) above shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Likewise, any statement contained in such document or in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that information contained in any document referenced in item (g) above modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such other documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference in this Prospectus, may be obtained at no charge by any person (including any beneficial owner) to whom this Prospectus is delivered by a written or oral request to Patrick J. Duncan, Corporate Secretary, 751 Horizon Court, P.O. Box 60219, Grand Junction, Colorado 81506-8758, telephone (970) 245-5917, e-mail: pat@peaseoil.com.

                               PROSPECTUS SUMMARY

     This Prospectus and documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. When used in this Prospectus or the documents incorporated herein by reference, the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions as they relate to the Company or its business or the management of the Company. While the Company believes the assumptions on which the forward-looking statements are based are reasonable, the Company's actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus or contained in other reports and documents of the Company which are incorporated by reference in this Prospectus.

                                   The Company

     Pease Oil and Gas Company ("Company"), a Nevada corporation, has been engaged in the oil and gas exploration, development and production business since 1972. Until 1997 the Company's operations were conducted primarily in Colorado, Nebraska, Utah and Wyoming. In late 1996 and early 1997, the Company acquired interests in producing and exploratory oil and gas properties in Louisiana and intends to focus its future efforts on the Gulf Coast area of the United States.

     The Company's current and future business strategy will focus on expanding its reserve base and future cash flows by cultivating the prior acquisitions in the Gulf Coast Region, nurturing the strategic alliances and exploiting the existing exploration opportunities in the Gulf Coast Region. Specifically, the Company will attempt to execute this strategy by focusing its immediate exploration efforts and resources on what the Company considers its three core areas in the Gulf Coast, which are:

     1. The 54-square mile Bayou Sorrel 3-D Area in Iberville Parish, Louisiana, operated by National Energy Group, Inc.;

     2. The Formosa, Texana and Ganado 3-D prospects, encompassing 130,000 acres in and around Jackson County, Texas, operated by Parallel Petroleum; and

     3. The Maurice Prospect in Fayetteville Parish, Louisiana, operated by Amerada Hess Corporation.

In addition, the Company intends to emphasize the following precepts in implementing its strategy:

o Make disciplined use of advanced exploration technologies-such as 3-D seismic and computer-aided exploration ("CAEX") technology;
o Mitigate exploration risk by spreading investment over a significant number of prospects to improve the probability of success;
o Develop alliances with experienced and competent technical personnel that have been trained by major oil companies and can demonstrate a successful track record;
o Reinvest future operating cash flows into development drilling and recompletion activities;
o Pursue the acquisition of properties and/or potential merger candidates that could build upon and enhance the Company's existing asset base;
o    Divest Rocky Mountain oil and gas assets to focus on the Gulf Coast Region;
o Position itself with strategic sources of capital and industry partners that can react to opportunities in the oil and gas business when they present themselves.

     As of January 1, 1998, the Company had varying ownership interests in 185 gross productive wells (164 net) located in five states. The Company operates 176 of the wells (134 net wells), with the other wells being operated by independent operators under contracts that are standard in the industry. The Company is negotiating a transaction with a potential purchaser in which the Company would divest most of its Rocky Mountain oil and gas and related assets, and has sought purchasers for its other assets in the Rocky Mountain area. If such transaction is not completed, the Company intends to continue to attempt to divest the assets during 1998. If and when this occurs, the Company's interest for producing properties as of the date of this Prospectus would be reduced to 3 gross (.40 net) non-operated wells located solely in Southern Louisiana. This divestment would dramatically reduce the Company's proved reserves, revenues and cash flows.

     The following table presents oil and gas reserve information within the Company's major operating areas as of December 31, 1997:

                                                 Net Proved Reserves
                                      ---------------------------------------
       REGION                            Bbls          Mcf          BOE (6:1)
 --------------------                 ---------     ---------      ----------
 Rocky Mountains -
     principally in the DJ Basin        777,000     3,175,000       1,306,000
 Gulf Coast -
     principally in S. Louisiana        308,000     1,360,000         535,000
                                      ---------     ---------       ---------
          Total                       1,085,000     4,535,000       1,841,000
                                      =========     =========       =========

     The Company's address is 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506-8718 and its telephone number is (970) 245-5917.

                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock of the Company should consider carefully the following factors, in addition to other information concerning the Company and its business contained in this Prospectus and documents incorporated herein by reference. The following risk factors are not considered a definitive list of all risks associated with an investment in shares of the Company's Common Stock.

     Company's Continuing Losses and Financial Condition. As described in the financial statements contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, the Company has sustained operating losses during each of the last five fiscal years. The Company had net losses of approximately $1,274,000 and $15,895,000 for the fiscal years ended December 31, 1996 and 1997 respectively, and net losses applicable to common shareholders of $1,477,000 and $15,985,000 for fiscal years 1996 and 1997, respectively. A substantial portion of the loss in 1997 was attributed to a $12.9 million non-cash impairment change related to the expected sale of its Rocky Mountain oil and gas assets, year end oil and gas prices, the dry holes drilled in 1997 and the effect of the Company's conversion to full cost accounting. Most of the impairment was recognized during the fourth quarter of 1997. Although the Company's current assets and the estimated present value of the Company's oil and gas reserves exceeded the Company's liabilities as of December 31, 1997, there can be no assurance that the Company can produce the oil and gas reserves or otherwise liquidate those assets during the times or at the prices assumed in valuing those reserves. In addition, no assurance can be made that the Company will generate cash flows from operations or operate profitably in the future as an oil and gas exploration, development and production company. Any likelihood of future profitability of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and natural gas exploration, development and production business in which the Company is engaged. The financial statements included and incorporated by reference herein do not include any adjustments that may result from these uncertainties.

     Need for Additional Capital. The Company's ability to complete its planned drilling and development programs which are intended to expand its reserve base and diversify its operations, is dependent upon the Company's ability to obtain the necessary capital. The Company's cash flow and borrowing capacity will not be sufficient for the Company to complete its planned drilling and development programs. Additional sources of financing will be needed and there can be no assurance that additional sources of financing will be available at all or at a reasonable cost. See "Management's Discussion and Analysis" in the Annual Report on Form 10-KSB.

     Convertible Debenture Repayment Priority. As of December 31, 1997, the Company's obligations under its outstanding 10% collateralized convertible debentures, (the "Convertible Debentures"), in the principal amount of $3,975,000, together with interest thereon, is secured by a first priority security interest in substantially all of the Company's oil and gas reserves in Larimer and Weld Counties, Colorado (the "Debenture Collateral"), which reserves totaled over 50% of all the Company's Rocky Mountain area reserves at December 31, 1997. The Company intends to sell its Rocky Mountain oil and gas properties in 1998, including the Debenture Collateral and will hold separate a portion of the proceeds attributable to the Debenture Collateral for the exclusive benefit of holders of the Debentures unless and until holders authorize the Company to substitute a security interest in other property as collateral for the Debentures. Until such a substitution is effected, the majority of proceeds from a sale of the Debenture Collateral will not be available to the Company. The Convertible Debentures are due in 2001 and interest is paid quarterly. If the Company's obligations under the Convertible Debentures are ever declared immediately due and payable, the holders of the Convertible Debentures would have a first lien on the Debenture Collateral or cash proceeds therefrom.

     Price Volatility. The revenues generated by the Company and estimated future net revenue are highly dependent upon the prices of oil, natural gas and natural gas liquids. The volatile energy market makes it difficult to estimate future prices of oil, natural gas or natural gas liquids. The Company's average collected price for oil in 1994 was $15.94 per barrel and for natural gas was $1.36 per thousand cubic feet ("mcf"), for 1995 was $16.77 and $1.18, respectively, for 1996, $20.35 and $1.26, respectively and for 1997 $18.89 and $1.74, respectively. The reserve valuations shown in the Company's Annual Report on Form 10-KSB are based on prices being received by the Company at December 31, 1997 which were $16.15 per barrel of oil for Rocky Mountain properties and $17.11 for Gulf Coast properties and $1.78 per mcf of natural gas for Rocky Mountain properties and $2.61 for Gulf Coast propereties, which are higher than the average prices received during the first quarter of 1998. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of, and demand for, oil and natural gas, the ability of the members of the Organization of Petroleum Exporting
Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. In December 1997 and the first quarter of 1998 oil and natural gas prices dropped significantly. The Company's average wellhead prices were approximately $2.00 per barrel of oil and approximately $0.35 per mcf lower for natural gas. A material or extended decline in the price of oil or gas may render the development of the Company's oil and gas properties commercially unattractive, have a material adverse effect on its financial condition and results of operations, and limit its ability to incur indebtedness or otherwise finance its operations and future capital expenditures. Also, the Company's planned sale of its Rocky Mountain oil and gas assets may be adversely affected by a further price decline. As in the past, it is likely that oil and gas prices will continue to fluctuate in the future which may adversely affect the Company's business.

     Limitations on Accuracy of Reserve Estimates and Future Net Revenue. This Prospectus and the Annual Report on Form 10-KSB contain, and future reports filed by the Company with the Securities and Exchange Commission will contain, estimates of the Company's oil and gas reserves and the future net revenue therefrom which have been prepared by independent petroleum engineers. These estimates are based on various assumptions and, therefore, are inherently imprecise. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and natural gas prices occur, then further writedowns in the capitalized costs associated with the Company's oil and gas assets may be required.

     Development Risks and Production. A portion of the Company's oil and gas reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     Risks Inherent in Oil and Gas Operations The search for oil and gas is a highly speculative activity that may be marked by numerous unproductive efforts. Many wells will be dry, and productive wells may not produce enough oil or gas to produce a profit or even return the invested capital. The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of, and production of oil and gas. The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position. The process of drilling for oil and gas can be hazardous and carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as the result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

     Exploration Risks. The Company is pursuing a significant number of wildcat exploratory drilling projects in southern Louisiana, Texas and other areas of the Gulf Coast, and through March 1998 had drilled, participated in, or was currently drilling 15 exploratory wells, of which seven were dry, four wells were successful efforts (two are currently producing and two are being completed) and three were still drilling as of April 1, 1998. One well, in East Bayou Sorrell, has been temporarily abandoned pending receipt of additional seismic information. The Company incurred approximately $14.5 million in acquisition, drilling and exploration activities in 1997, and expects to incur between $7.5 million and $13.0 million in acquisition, development and exploratory drilling and related exploration activities during 1998. Exploratory drilling involves a high degree of financial and operating risk, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling and completing exploratory and development wells may vary materially from initial estimates. Drilling operations may be curtailed, delayed or canceled as a result of many factors, including, but not limited to, unexpected formations and drilling conditions, pressure or mechanical irregularities in formations, equipment failures or accidents, as well as title problems, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment, and financial instability of well operators, major working interest owners and well servicing companies. With respect to its properties for which it is not the operator, the Company is dependent upon the independent operator of the wells to properly conduct leasing, drilling and completion activities and ongoing operations of the wells. The Company's decisions to participate in the drilling of exploratory wells and, ultimately, the success of its participation depends largely on the results of seismic survey data and other geological and geophysical data. The acquisition and interpretation of such data involves subjective professional judgment. Reliance upon such data and the interpretations thereof poses the risk that a decision to participate in the drilling of an exploratory well may be founded on incorrect or insufficient data, erroneous interpretations of the data, or both.

     Lack of Control Over Oil and Gas Operations. After the Company completes the disposition of its Rocky Mountain oil and natural gas properties, it will not be the operator of any of its oil or natural gas projects. All the Company's oil and natural gas properties will then consist of minority undivided interests in properties operated by other unaffiliated entities. For the most part, the Company will not have the right to determine the means, timing or expenditures made in connection with operations. In addition, the Company will be unable to control other material aspects of commercialization of its principal assets and will be dependent upon the expertise, experience, ability, diligence and financial condition of those who operate the various properties. The independent operator's failure to properly perform could adversely affect the Company.

     Risks of Purchasing Interests in Oil and Gas Properties. The Company expects to continue to make acquisitions of producing and exploratory oil and gas properties in the future. The Company often will not control the operation of properties in which an interest is acquired. It is generally not feasible for the Company to review in-depth every property it purchases and all records with respect to such properties. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit the Company to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil, gas and natural gas liquids, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Company may decide to assume environmental and other liabilities in connection with acquired properties.

     Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities.

     Shortage of Equipment, Services, Supplies and Personnel. There is often competition for scarce drilling and completion equipment, services and supplies, and there can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. The likelihood of shortages is greater at the present time than in the past because increases in drilling activity and a resulting decrease in available material and equipment. Any such shortages could delay the proposed exploration, development, and sales activities of the Company and could cause a material adverse affect to the financial condition of the Company.

     The demand for, and wage rates of, qualified rig crews have begun to rise in the drilling industry in response to the increasing number of active rigs in service. Such shortages have in the past occurred in the industry in times of increasing demand for drilling services. If the number of active drilling rigs continues to increase, the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs, which could delay the Company's drilling operations and adversely affect its financial condition and results of operations.

     Dependence on Key Personnel and Consultants. The success of the Company will largely be dependent upon the efforts and active participation of Willard
H. Pease, Jr. the President of the Company, R. Thomas Fetters, Jr., a consulting geologist, Ralph W. Baird, a consulting petrophysicist, Patrick J. Duncan, the Chief Financial Officer of the Company, and certain other key employees. The loss of the services of any of its officers, other key employees or certain consultants may adversely affect the Company's business.

     Government Regulation and Environmental Risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. The Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, however, there can be no assurance that significant costs for compliance will not be incurred in the future.

     The production and sale of oil and natural gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. From time to time, regulatory agencies have also reviewed certain aspects of the operations of oil and gas companies in the D-J Basin to determine if additional regulations or regulatory action is necessary. State statutes, rules and regulations affecting oil and gas companies may, if changed as proposed by certain interest groups, render drilling in certain locations more expensive or uneconomical due to increased surface owner compensation and bonding requirements or environmental regulatory constraints. The Colorado Oil and Gas Conservation Commission recently enacted and is considering stricter regulation of matters such as oil conservation, land reclamation, fluid disposal and bonding of oil and gas companies. Additionally, various cities and counties in which the Company operates have conducted and continue to conduct hearings to review their ordinances to determine the level of regulatory authority they should assert over such matters. At present, it cannot be determined to what degree stricter regulations would adversely impact the Company's operations.

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the public health and the environment, may affect the Company's operations, expenses and costs. Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. For example, legislation and regulations concerning the disposal of oil and gas waste were adopted by the Colorado Oil and Gas Conservation Commission during the summer of 1993. The Colorado Air Quality Control Commission has adopted regulations to implement the federal Clean Air Act. These regulations generally exempt oil and gas exploration and production activities, except from certain routine filings. These governmental agencies may impose further regulatory restrictions and reporting requirements which could adversely impact the Company's operating costs. However, at present the Company cannot predict if or to what degree its costs and operations will be impacted.

     Finding and Acquiring Additional Reserves. The Company's future success depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Unless the Company conducts successful exploration or development activities or acquires properties containing reserves, the reserves will decline as they are produced. There can be no assurance that the Company's development projects and acquisition, development or exploration activities will result in additional reserves. If prevailing oil and gas prices were to increase significantly, finding costs (calculated by dividing the capitalized costs of oil and gas properties as of a particular date by the amount of net proved reserves shown on a reserve report on the same date) to add new reserves could increase. The business of purchasing oil and gas properties involves a high degree of business and financial risk, especially the risk that prices may subsequently decline or that the reserves actually recovered may be less than those anticipated at the time of purchase. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

     Anti-Takeover Protections. The Company's Articles of Incorporation and Bylaws include certain provisions, the effect of which may be to inhibit a change of control of the Company. These include the authorization for issuance of additional classes of Preferred Stock and classification of the Board of Directors so that approximately one-third of the Company's directors are elected annually. In addition, certain of the Company's officers have entered into employment contracts providing for certain payments to be made upon any termination of employment. These provisions may discourage a third party from attempting to obtain control of the Company.

     Dividend Policy. Payment of dividends on Common Stock is subject to declaration by the Board of Directors. The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future.

     Shares Available For Future Sale. As of April 1, 1998, a total of 5,904,497 outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act. An additional 7,075,889 shares of Common Stock, issuable upon conversion of outstanding convertible Debentures and exercise of outstanding Warrants and 1,315,800 shares of Common Stock issuable upon exercise of options and up to 7,749,265 shares currently issuable upon conversion of outstanding Series B Preferred would be "restricted securities" upon issuance. Substantially all of such Common Stock (which includes the shares of Common Stock offered for resale by this Prospectus) has been or is expected to be registered under the Securities Act for resale by the holders at or prior to the time the Shares may be acquired in this Offering. Sales of substantial amounts of Common Stock into the market by such holders or the potential of such sales may have a depressive effect on the market price of the Company's Common Stock.

     Outstanding Options and Warrants. As of April 1, 1998, the Company has outstanding warrants and options to purchase a total of 7,066,694 shares of the Company's Common Stock at an average exercise price of $3.91 per share. The exercise prices of the outstanding warrants and options range from $.70 per share to $6.00 per share. If all these warrants and options should be exercised at the present exercise prices, the Company would receive gross proceeds of approximately $27.6 million. The holders of the outstanding options and warrants might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the warrants and options, and their exercise may dilute the ownership interest in the Company held by other stockholders.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of the date of this Prospectus by each Selling Securityholder. This table shows the number of shares of Common Stock beneficially owned by each Selling Securityholder prior to the offering, the maximum number of Shares to be offered for each Selling Securityholder's account, the amount of the class owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sold the maximum number of Shares offered) and any position, office or other material relationship with the Company that the Selling Securityholder or any affiliate of a Selling Securityholder had within the past three (3) years. The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock.

                                                                                                        Shares
                                                                          Shares                         Owned
                                                                           Owned                       After the
                                                                         Prior to        Shares        Offering
                                                                         Offering         Being       (% of out-
Name of Securityholder (beneficial owner, if different)                                  Offered       standing)
==================================================================================================================
Kayne Anderson Non-Traditional Investments, L.P.(2)..................  1,577,923       1,577,923(1)      - 0 -
Arbco Associates, L.P.(2)............................................  1,402,598       1,402,598(1)      - 0 -
Offense Group Associates, L.P.(2)....................................  1,923,249(3)    1,753,249(1)    170,000(1%)
Opportunity Associates, L.P.(2).....................................     525,974         525,974(1)      - 0 -
Sandpiper & Co. (Metropolitan Life Insurance
Company Separate Account EN)(4)......................................  2,337,622(5)    2,279,222(1)     58,400(.3%)
Marine Crew & Co. (BellSouth Master Pension Trust)(4)................  1,256,374(6)    1,227,274(1)     29,100(.1%)
Tamar Securities, Inc.(7)............................................    438,312         438,312(1)      - 0 -
Ramat Securities, Ltd.(7)............................................    171,254         116,854(1)     54,400(.3%)
Everen Clearing Corp., Cust FBO Howard Amster, IRA...................    570,812(8)      438,312(1)    132,500(.8%)
The MADAV IX Foundation..............................................    175,325         175,325(1)      - 0 -
Gloria K. Berry .....................................................     14,250(10)      11,900(9)      2,350
Wanda J. Burford ....................................................     11,900          11,900(9)      - 0 -
Bruce E. Lazier .....................................................    167,000(11)     100,000(9)     67,000
Michael D. Bodino ...................................................    167,000(11)     100,000(9)     67,000
Kenneth R. Etheredge ................................................    167,000(11)     100,000(9)     67,000
----------------------------

(1) Reflects the number of shares of Common Stock issuable upon conversion of outstanding Series B preferred at an assumed Conversion Price of $0.73125. (See "Description of Securities--Series B Preferred" for information concerning determination of the applicable Conversion Price at the time of conversion.) The number of shares issued upon conversion and available for sale by a Selling Securityholder could be larger or smaller, depending on the applicable Conversion Price at the time of conversion. Also, this table does not include shares of Common Stock which would be issuable upon conversion of additional Series B Preferred Stock which might be issued to holders from time to time as payment in kind for dividends on outstanding Series B Preferred. All shares of Common Stock issuable upon conversion of the Series B Preferred have been registered for resale under the registration statement of which this Prospectus is a part.

(2) KAIM Non-Traditional, L.P., a registered investment advisor ("KAIM"), is the general partner of each of these entities. Kayne Anderson Investment Management, Inc., a Nevada corporation of which Richard Kayne is President and 75% beneficial owner, is general partner of KAIM. KAIM also serves as manager and a partner of Kayne Anderson Off-Shore Ltd. which holds 30,000 shares of Company Common Stock. Mr. Kayne is also a co-general partner of Arbco Associates, L.P.

(3) Includes 170,000 outstanding shares of Common Stock offered for resale under a separate registration statement.

(4)  State  Street  Research  &  Management,  a  registered  investment  adviser
     ("SSRM"), is the manager of the Metropolitan Life Insurance Company Separate Account EN and the BellSouth Master Pension Trust. SSRM also serves as manager of (a) State Street Research Global Resources Fund, which holds 287,500 shares of Company Common Stock; (b) State Street Research Aurora Fund, which holds 100,000 shares of Company Common Stock; and (c) Duke Endowment Energy Account, which holds 30,000 shares of Company Common Stock. SSRM disavows any interest in any of the Common Stock.

(5) Includes 58,400 outstanding shares of Common Stock offered for resale under a separate registration statement.

(6) Includes 29,100 outstanding shares of Common Stock offered for resale under a separate registration statement.

(7) Tamar Securities, Inc. is owned 51% by Tamra Gould and 49% by Howard Amster, wife and husband. Howard Amster is 831/3% owner of Ramat Securities, Ltd. Shares owned by Ramat Securities, Ltd. include 45,000 shares of Common Stock and warrants to purchase up to 9,400 shares of Common Stock.

(8) Includes 132,500 outstanding shares of Common Stock offered for resale under a separate registration statement.

(9) Reflects the number of shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants. The warrants were issued in connection with the placement of the Series B Preferred and are exercisable at $1.75 per share.

(10) Includes 2,350 shares underlying exercisable warrants, registered under a separate registration statement.

(11) Includes 67,000 shares underlying exercisable warrants, registered under a separate registration statement.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock issuable to the Selling Securityholders upon conversion or exercise of the Warrants of the Series B Preferred will be issued directly by the Company to the holders of the Series B Preferred or Warrants upon surrender of certificates upon conversion or exercise. The conversion of the Series B Preferred is subject to the terms of the Series B Preferred. Shares issued upon conversion of Series B Preferred or exercise of the Warrants will be restricted securities as defined in Rule 144 adopted under the Securities Act of 1933, as amended, while held by the Selling Securityholders.

     The Selling Securityholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a market maker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated with the Selling Securityholder immediately prior to the sale. It is anticipated that the per share selling price for the Shares will be at or between the "bid" and "asked" prices of the Company's Common Stock as quoted in the over-the-counter market immediately preceding the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Expenses of any such sale will be borne by the parties as they may agree.

     In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Prospectus.

     The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with certain state securities laws, if applicable, the Shares may not be sold in certain states unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     The Shares offered hereby will be sold by the Selling Securityholders (or their pledgees, donees, transferees or other successors in interest) acting as principals for their own account. The Company will receive none of the proceeds from such sales.

     No underwriting arrangements exist as of the date of this Prospectus for any Selling Securityholders to sell its shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements.

Certain Provisions of the Articles of Incorporation, Bylaws and Nevada Law

     The Company's ability to issue shares of new classes of preferred stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management. Also, the Company has adopted Bylaws pursuant to which the Board of Directors has been classified such that in the future approximately one-third of the directors will be elected at each annual meeting of stockholders for a three year term. As a result of this "staggered" Board of Directors, it would be more difficult for a person to assume control of the Company by changing the Board of Directors without the cooperation of the Board of Directors.

     The Company's Articles of Incorporation contain a provision, authorized under Nevada law, which limits the liability of directors or officers of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to the Company or stockholders for negligence by individuals while acting as officers or directors of the Company. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited.

     The Articles of Incorporation and Bylaws also contain provisions requiring the Company to indemnify officers, directors and certain employees for certain liabilities incurred in connection with actions taken on behalf of the Company, including expenses incurred in defending against such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 40,000,000 shares of $0.10 par value Common Stock and 2,000,000 shares of preferred stock, $0.01 par value of which 145,300 shares are designated as Series B 5% PIK Cumulative Convertible Preferred Stock ("Series B Preferred") and 594,700 shares are undesignated and the balance have been retired (hereafter the "Preferred Stock"). As of the date of this Prospectus there were outstanding 15,789,955 shares of Common Stock, warrants to purchase up to 5,750,894 shares of Common Stock, 113,333 shares of Series B Preferred and options to purchase up to 1,315,800 shares of Common Stock.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding Common Stock constitutes a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of finds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are and all shares of Common Stock sold pursuant to this offering will be, fully paid and nonassessable. The shares of Common Stock issued upon exercise of Warrants and payment therefor or conversion of Series B Preferred, will be validly issued, fully paid and nonassessable.

Preferred Stock

     Under the Company's Articles of Incorporation, as amended ("Articles"), the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which my be dilutive of the interest of the holders of the Common Stock. The Board previously designated Series A Cumulative Convertible Preferred Stock, none of which is outstanding and all of which has been retired.

     Additional classes of Preferred Stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and relative other rights or qualifications as are determined by resolution of the Board of Directors of the Company; however, no such Preferred Stock may adversely affect the rights of the holders of the Series B Preferred described below. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

Series B Preferred

     The Company has designated 145,300 shares of Series B Preferred, of which 113,333 shares have been issued and the balance are reserved for issuance as of payment in kind ("PIK") dividends on outstanding Series B Preferred. The Series B Preferred is entitled to a dividend of $2.50 per year, payable calendar quarterly, which amount may be paid, at the election of the Company, in cash or in kind. Each share of Series B Preferred issued as a PIK dividend shall be valued at $50. The dividend is cumulative to the date of payment. The Series B Preferred has a liquidation preference equal to $50 per share plus any unpaid dividends ("Liquidation Preference").

     The Series B Preferred is convertible after the date of this Prospectus at the option of a holder into a number of shares of Company Common Stock determined by dividing the Liquidation Preference by the Conversion Price as in effect at the time of conversion.

     The effective Conversion Price at the time of any conversion shall be the lowest reported sale price, as reported by NASDAQ, during the five trading days prior to receipt by the Company of a notice of conversion from a holder of Series B Preferred, reduced by the following discount:

                 Number of days after
                  March 31, 1998 that
            conversion notice is received                Discount
         -----------------------------------             -------

                    1--   30                                12%
                    1--   30                                12%
                   31--   60                                14%
                   61--   90                                15%
                   91--  120                                16%
                  121--  150                                18%
                  151--  180                                20%
                  181--  210                                22%
                  211--  360                                24%
                  361 or more                               25%

Notwithstanding the above, on or after June 30, 1998, the Conversion Price shall not exceed the lower of (A) 110% of the average last sale price as reported by NASDAQ for the 20 trading days preceding June 30, 1998, or (B) the discounted price determined as set forth above. In addition, the Conversion Price would be reduced to any lower issuance price at which the Company issues its Common Stock after December 31, 1997 or the effective conversion price for other convertible securities issued thereafter.

     The Conversion Price would also be adjusted appropriately in the event of a Common Stock split, reverse stock split, stock dividend or other distribution payable in Common Stock or other securities of the Company or its subsidiaries, including rights to acquire other Company securities, or if the Company effects a combination, consolidation or reclassification of its Common Stock.

     The Series B Preferred is non-voting and must be redeemed by the Company on December 31, 2002 at a price equal to the Liquidation Preference. On or after June 24, 1999 the Company may require holders of all outstanding Series B Preferred to convert their Series B Preferred into Company Common Stock in accordance with the above provisions relating to conversion.

     Under certain circumstances, upon a decision by a holder of Series B Preferred to convert his shares into Company Common Stock at a time when the average last sale price for Common Stock for the 20 trading days prior to conversion is lower than $1.75, the Company will have the option to repurchase the Series B Preferred being converted. Upon such election, the repurchase price would be (a) $50 per share of Series B Preferred with certain adjustments, (b) any accumulated unpaid dividends through the date of repurchase and (c) a premium equal to $50 times the discount set forth in the table above.

Publicly Traded Warrants

     As of December 31, 1997, issued and outstanding warrants to purchase up to 3,175,808 shares of Common Stock, are traded publicly on the Nasdaq Small-Cap Market under the symbol WPOGW. The Warrants expire, if not previously exercised by holders, on August 13, 1999 and are subject to redemption by the Company, in whole or in part, on a pro rata basis, at the option of the Company, upon not less than 30 days prior notice, at a redemption price equal to $0.25 per Warrant.

     Each Warrant represents the right to purchase one share of Common Stock on or before 5:00 p.m. Eastern Time on August 13, 1999 at an initial exercise price of $6.00 per share. The exercise price and the number of shares underlying the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and certain mergers, a consolidation or a sale of substantially all of the assets of the Company. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price.

     Holders of Warrants will be entitled to notice if (a) the Company grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, or (b) the Company authorizes a reclassification, capital reorganization, consolidation, merger or sale of substantially all of its assets.

     The Warrants are subject to the terms of a Warrant Agreement between the Company and American Securities Transfer and Trust, Inc. as Warrant Agent. The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement, without the approval of any Warrant Holders, to correct or supplement defective or inconsistent provisions or to make any other provisions in regard to matters or questions arising under the Warrant Agreement which shall not adversely affect the Warrant Holders, including (but not limited to) extending the Expiration Date and any conditional or unconditional reduction in the Exercise Price, as the Board of Directors may determine. The Company and the Warrant Agent may make any other amendment to the Warrant Agreement upon obtaining the consent of a majority of the holders of outstanding Warrants, except that the consent of all Warrant Holders is necessary to shorten the time of exercise of any Warrant or to increase the Exercise Price.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in the manner contemplated by the Warrants, fully paid and nonassessable.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants. Shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act for resale by holders.

                                  LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Alan W. Peryam, LLC, Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by HEIN + ASSOCIATES LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------------------------------------------------------------

No  dealer,  salesperson  or  other  person  has been
authorized  to give  any  information  or to make any
representation  not contained in this Prospectus and,
if given or made, such information or  representation                         PEASE OIL AND GAS COMPANY
must not be relied upon as having been  authorized by
the  Company  or  any  Selling  Securityholder.  This
Prospectus  does not constitute an offer to sell or a                    10,258,843 SHARES OF COMMON STOCK
solicitation of an offer to buy any of the securities
offered hereby in any juris diction to any persons to
whom  it is  unlawful  to  make  such  offer  in such
jurisdiction.

           -----------------------------------


                                                Page No.                         ---------------------
                                                -------
                                                                                        PROSPECTUS
AVAILABLE INFORMATION.................................2
                                                                                 ---------------------
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE.............................2

PROSPECTUS SUMMARY....................................3

RISK FACTORS..........................................4

USE OF PROCEEDS.......................................9

SELLING SECURITYHOLDERS...............................9

PLAN OF DISTRIBUTION.................................12

DESCRIPTION OF SECURITIES............................13

LEGAL MATTERS........................................16                                April __, 1998

EXPERTS  ............................................16



------------------------------------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable by Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

     SEC Registration Fee..................................       $3,120.94
     Accounting Fees and Expenses..........................        6,000.00*
     Legal Fees and Expenses ..............................       10,000.00*
     Printing, Freight and Engraving.......................        1,000.00*
     Miscellaneous ........................................        4,879.06
                                                                  ---------
              Total........................................      $25,000.00*
                                                                  =========
-----------------

         * Estimated.

Item 15.  Indemnification of Directors and Officers.

     Article VII of the Registrant's Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 43 of the Registrant's Bylaws provides that the Registrant shall provide indemnification to Registrant's officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 16.  Exhibits.

     In addition to the exhibits previously filed by Registrant, the following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference to this Registration Statement:

Exhibit No.(1) Description and Method of Filing
----------     --------------------------------

(4.1)          Form of Warrant to Purchase Common Stock.

(4.2) Warrant Agency Agreement between Willard Pease Oil and Gas Company and American Securities Transfer, Inc. dated August 23, 1993.

(4.3) Amendment to Warrant Agency Agreement dated as of March 3, 1998, incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K dated March 9, 1998.

(4.4) Amendment to the Certificate of Designation of Series B 5% PIK Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.2 of Registrant's Form 8-K dated December 31, 1997.

(5.1)          Opinion of Company counsel.

(23)           Consents of Experts

(23.1)         Consent  of  McCartney  Engineering,  LLC,  Consulting  Petroleum
               Engineers.

(23.2) Consent of Netherland, Sewell & Associates, Inc., Consulting Petroleum Engineers.

(23.3)         Consent of Alan W. Peryam, LLC.

(23.4)         Consent of Hein + Associates LLP, Certified Public Accountants

(24)           Power of Attorney (previously filed).

(27)           Financial Data Schedule (not required).

-------------------

Footnotes for Exhibits:

     (1)  All exhibits filed previously.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which Registrant offers or sells securities, a post-effective amendment to this registration statement to include any material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnifi cation against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Junction, Mesa County, State of Colorado, on April 23, 1998.

                             PEASE OIL AND GAS COMPANY

                             By: /s/ Willard H. Pease, Jr.
                                 -----------------------------------------------
                                 Willard H. Pease, Jr. Chief Executive Officer

                             By: /s/ Patrick J. Duncan
                                 -----------------------------------------------
                                 Patrick J. Duncan, Principal Accounting Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

Signature                       Title                              Date
---------                       -----                              ----


/s/ Willard H. Pease, Jr.
-------------------------       Director, Principal Executive     April 23, 1998
Willard H. Pease, Jr.           Officer

/s/ Patrick J. Duncan
-------------------------       Director, Chief Financial         April 23, 1998
Patrick J. Duncan               Officer, Treasurer and Principal
                                Accounting Officer

Steve Antry*                    Director                          April 23, 1998

R. Thomas Fetters, Jr.*         Director                          April 23, 1998

Steve Fisher*                   Director                          April 23, 1998

Homer C. Osborne*               Director                          April 23, 1998

James C. Ruane    *             Director                          April 23, 1998

Clemons F. Walker *             Director                          April 23, 1998

William F. Warnick*             Director                          April 23, 1998


*By /s/ Willard H. Pease, Jr.                                     April 23, 1998
   -------------------------
     Willard H. Pease, Jr.,
     Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.(1) Description and Method of Filing                                      Page No.
----------     --------------------------------                                      --------

(4.1)          Form of Warrant to Purchase Common Stock.                               N/A

(4.2)          Warrant  Agency  Agreement  between  Willard  Pease  Oil  and Gas       N/A
               Company and American Securities  Transfer,  Inc. dated August 23,
               1993.

(4.3)          Amendment to Warrant Agency  Agreement dated as of March 3, 1998,       N/A
               incorporated  by reference  to Exhibit  10.1 of the  Registrant's
               Form 8-K dated March 9, 1998.

(4.4)          Amendment to the  Certificate  of  Designation of Series B 5% PIK       N/A
               Cumulative Convertible Preferred Stock, incorporated by reference to  Exhibit  3.2 of  Registrant's  Form 8-K  dated  December  31,
               1997.

(5.1)          Opinion of Company counsel.                                             N/A

(23)           Consents of Experts                                                     N/A

(23.1)         Consent  of  McCartney  Engineering,  LLC,  Consulting  Petroleum       N/A
               Engineers.

(23.2)         Consent of  Netherland,  Sewell &  Associates,  Inc.,  Consulting       N/A
               Petroleum Engineers.

(23.3)         Consent of Alan W. Peryam, LLC.                                         N/A

(23.4)         Consent of Hein + Associates LLP, Certified Public Accountants          N/A

(24)           Power of Attorney (previously filed).                                   N/A

(27)           Financial Data Schedule (not required).                                 N/A

-------------------

Footnotes for Exhibits:

     (1)  All exhibits filed previously.